Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CLPS Incorporation 2019 Equity Incentive Plan of our report dated September 25, 2018 with respect to the consolidated financial statements of CLPS Incorporation and subsidiaries included in its Annual Report on Form 20-F for the fiscal year ended June 30, 2018, filed with the Securities and Exchange Commission on September 25, 2018. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ Friedman LLP

New York, New York

April 29, 2019